Exhibit 99.1

AMERICAN RENAL ASSOCIATES HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2016 RESULTS

BEVERLY, MA (May 12, 2016) - American Renal Associates Holdings, Inc. (NYSE: ARA) (“ARA” or the “Company”), a leading provider of outpatient dialysis services, today announced financial and operating results for the first quarter ended March 31, 2016.

Certain metrics, including those expressed on an adjusted basis, are non-GAAP financial measures   (See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below).

First Quarter 2016 Highlights (all percentage changes compare Q1 2016 to Q1 2015 unless noted):

•	Net patient service operating revenues increased 15% to $172.1 million;
•	Adjusted EBITDA less noncontrolling interests (“Adjusted EBITDA-NCI”) increased 9% to $27.2 million; net income attributable to American Renal Associates Holdings, Inc. increased 31% to $3.8 million;
•	Total dialysis treatments increased 15%, of which 14% was non-acquired growth (“NAG”);
•

Adjusted cash provided by operating activities less distributions to NCI increased 61% to $15.1 million; Cash provided by operating activities increased 33% to $36.6 million and distributions to noncontrolling interests increased 18% to $21.4 million;

•	As of March 31, 2016, the Company operated 194 outpatient dialysis centers serving approximately 13,400 patients.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said, “We are very pleased to report our first quarter after becoming a public company. Our first quarter 2016 results demonstrate ARA’s continued growth and commitment to high quality patient care. Our differentiated physician partnership model is gaining momentum in the nephrology community, as evidenced by our industry-leading non-acquired growth rate. Our organization continues to build scale in a disciplined manner so that we can maintain a responsible pace of expansion. ARA remains positioned well to execute on continued growth due to its experienced team and highly-engaged physician partners.”

“Additionally, we are gratified to have completed our initial public offering subsequent to the first quarter of 2016,” continued Carlucci. “We founded ARA 16 years ago with the belief that the physician partnership model and our operating philosophy – centered on our Core Values – would differentiate ARA from the rest of the industry. I am proud to see ARA reach this milestone as a publicly-traded company.”

Financial and operating highlights include:

Revenue: Net patient service operating revenues for the first quarter of 2016 were $172.1 million, an increase of 15.3% as compared to $149.3 million for the prior-year period.

Treatment Volume: Total dialysis treatments for the first quarter of 2016 were 482,666 representing an increase of 14.9% over the first quarter of 2015. Non-acquired treatment growth was 14.4% and acquired treatment growth was 0.5% for the first quarter of 2016.

Center Activity: As of March 31, 2016, the Company provided services at 194 outpatient dialysis centers serving 13,420 patients. During the first quarter of 2016, we opened two de novo centers. Subsequent to March 31, 2016, we acquired a dialysis clinic in New York. As of March 31, 2016, we had 35 signed de novo clinics scheduled to open in the future, of which two clinics opened in April and another clinic opened in May.

Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests (NCI): Adjusted EBITDA less NCI for the first quarter of 2016 was $27.2 million, an increase of 8.8% as compared to $25.0 million for the prior-year period. Adjusted EBITDA for the first quarter of 2016 was $46.0 million as compared to $40.7 million for the first quarter of 2015. Net income and net income attributable to noncontrolling interests for the three months ended March 31, 2016 were $22.6 million and $18.8 million, respectively,   as compared to $18.6 million and $15.7 million, respectively, in the three months ended March 31, 2015.

Operating Expenses: Patient care costs for the first quarter of 2016 were $105.5 million or 61.3% of net patient service operating revenues as compared to $92.1 million or 61.7% of net patient service operating revenues in the prior-year period. General and administrative expenses, which include costs associated with becoming a public company during the first quarter of 2016, were $21.5 million or 12.5% of net patient service operating revenues as compared to $17.2 million or 11.5% of net patient service operating revenues in the prior-year period.

Cash Flow: Cash provided by operating activities for the first quarter of 2016 were $36.6 million as compared to $27.6 million in the prior year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests for the first quarter of 2016 were $15.1 million as compared to $9.4 million in the prior year period. Total capital expenditures for the first quarter of 2016 were $16.4 million as compared to $11.0 million in the prior-year period. Capital expenditures for the first quarter of 2016 included $2.9 million for maintenance and $13.5 million for new clinic development.

Initial public offering: Subsequent to March 31, 2016, ARA completed an initial public offering of 8,625,000 newly-issued shares of common stock. The Company’s shares began trading on the New York Stock Exchange on April 21, 2016. Net proceeds of $176.9 million from the initial public offering, together with borrowings under our first lien credit facility and cash on hand, were used to repay in full, all outstanding amounts under our second lien credit facility. The Company is providing certain information to help investors and analysts evaluate the pro forma effect of the initial public offering. As of March 31, 2016 and pro forma for the initial public offering, ARA had 30.8 million of common stock outstanding. The Company estimates its pro forma diluted shares outstanding to be 34.2 million on a pro forma basis for the initial public offering and other transactions occurring at the time of the initial public offering as of March 31, 2016. As of March 31, 2016 and pro forma for the initial public offering, debt refinancing and other transactions occurring at the time of the initial public offering, ARA had $436.4 million of corporate debt, $104.5 million of clinic-level debt (of which $52.2 million was guaranteed by ARA), $3.8 million of corporate cash and $56.5 million of clinic-level cash (of which $28.6 million was ARA’s pro rata interest), resulting in Adjusted owned net debt of $456.2 million.

Balance Sheet: Pro forma for the initial public offering, our Adjusted owned net debt, which excludes clinic-level debt not guaranteed by ARA and clinic-level cash not owned by ARA, to last twelve months Adjusted EBITDA less NCI leverage ratio was 3.9x at March 31, 2016. On a historical basis, our Adjusted owned net debt to last twelve months Adjusted EBITDA less NCI leverage ratio was 5.0x at March 31, 2016 as compared to 5.1x at December 31, 2015. As of March 31, 2016, patient accounts receivable were $75.8 million and DSO in the period was 40 days as compared to 40 days at December 31, 2015.

Conference Call

American Renal Associates Holdings, Inc. will hold a conference call to discuss this release on Friday, May 13, at 9:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call by dialing (877) 407-8029, or for international callers (201) 689-8029 or may listen over the Internet by going to the Investor Relations section at www.americanrenal.com. For those who cannot listen to the live broadcast, a replay will be available and can be accessed by dialing (877) 660-6853, or for international callers (201) 612-7415. The conference ID for the live call and the replay is 13636937.

About American Renal Associates

American Renal Associates Holdings, Inc. (NYSE: ARA) is a leading provider of outpatient dialysis services in the United States. As of March 31, 2016, ARA operated 194 dialysis clinic locations in 25 states and the District of Columbia serving approximately 13,400 patients with end stage renal disease. ARA operates exclusively through a physician joint venture model, in which it partners with 356 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Prospectus dated April 20, 2016 filed with the SEC  that may cause actual results to differ materially from those that we expected.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among others, the following:

•	decline in the number of patients with commercial insurance or decline in commercial payor reimbursement rates;
•	reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs;
•	our ability to successfully develop de novo clinics, acquire existing clinics and attract new physician partners;
•	our ability to compete effectively in the dialysis services industry;
•	the performance of our joint venture subsidiaries and their ability to make distributions to us;
•	changes to the Medicare ESRD program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates;
•	federal or state healthcare laws that could adversely affect us;
•

our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting;

•	heightened federal and state investigations and enforcement efforts;
•	changes in the availability and cost of ESAs and other pharmaceuticals used in our business;
•	development of new technologies that could decrease the need for dialysis services or decrease our in-center patient population;
•	our ability to correctly estimate the amount of revenues that we recognize in a reporting period;
•	our ability to timely and accurately bill for our services and meet payor billing requirements;
•

claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs; and any negative publicity or reputational damage arising from such matters;

•	loss of any members of our senior management;
•	damage to our reputation or our brand and our ability to maintain brand recognition;
•	our ability to maintain relationships with our medical directors and renew our medical director agreements;
•	shortages of qualified skilled clinical personnel, or higher than normal turnover rates;
•	competition and consolidation in the dialysis services industry;
•	deteriorations in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets;
•	the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes;
•	our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights;
•	unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information;

•	our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and
•	the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions after the completion of the IPO.

The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the SEC.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, the Company has presented the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA less noncontrolling interests (NCI), and Adjusted cash provided by operating activities, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".

These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. Please see "Reconciliation of Non-GAAP Financial Measures" for additional reasons for why these measures are provided.

American Renal Associates Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

(dollars in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Patient service operating revenues	$173,554	$150,344
Provision for uncollectible accounts	(1,423)	(1,021)
Net patient service operating revenues	172,131	149,323
Operating expenses:
Patient care costs	105,455	92,130
General and administrative	21,499	17,203
Transaction-related costs	24	—
Depreciation and amortization	7,677	7,741
Total operating expenses	134,655	117,074
Operating income	37,476	32,249
Interest expense, net	(12,258)	(11,462)
Income before income taxes	25,218	20,787
Income tax expense	2,661	2,207
Net income	22,557	18,580
Less: Net income attributable to noncontrolling interests	(18,801)	(15,704)
Net income attributable to American Renal Associates Holdings, Inc.	$3,756	$2,876
Earnings per share:
Basic	$0.17	$0.13
Diluted	$0.16	$0.13
Weighted-average number of common shares outstanding
Basic	22,213,967	22,107,409
Diluted	22,785,670	22,609,455

American Renal Associates Holdings, Inc.

Consolidated Balance Sheets

(dollars in thousands except for share data)

	March 31,2016	December 31,2015
Assets	(Unaudited)
Cash	$95,965	$90,988
Accounts receivable, less allowance for doubtful accounts of $7,949 and $7,435, respectively	75,831	76,919
Inventories	5,515	4,291
Prepaid expenses and other current assets	19,507	18,863
Income tax receivable	2,661	2,686
Total current assets	199,479	193,747
Property and equipment, net of accumulated depreciation of $144,733 and $138,163, respectively	151,204	142,701
Intangible assets, net of accumulated depreciation of $22,466 and $22,378, respectively	25,877	25,662
Other long-term assets	6,574	6,850
Goodwill	569,315	569,318
Total assets	$952,449	$938,278

Liabilities and Equity
Accounts payable	$23,857	$22,571
Accrued compensation and benefits	21,496	22,504
Accrued expenses and other current liabilities	31,110	26,788
Current portion of long-term debt	27,171	25,610
Total current liabilities	103,634	97,473
Long-term debt, less current portion	661,369	657,372
Other long-term liabilities	9,927	9,483
Deferred tax liabilities	15,096	15,029
Total Liabilities	790,026	779,357
Commitments and contingencies (Note 11)
Noncontrolling interests subject to put provisions	107,414	108,211
Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued
Common stock, $0.01 par value, 29,770,000 shares authorized, 22,213,967 issued and outstanding	98	98
Additional paid-in capital	457	—
Receivable from noncontrolling interests	(605)	(529)
Accumulated deficit	(124,505)	(128,261)
Accumulated other comprehensive loss, net of tax	(401)	(501)
Total American Renal Associates Holdings, Inc. deficit	(124,956)	(129,193)
Noncontrolling interests not subject to put provisions	179,965	179,903
Total equity	55,009	50,710
Total liabilities and equity	$952,449	$938,278

American Renal Associates Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Three Months Ended
	March 31,
Operating activities	2016	2015
Net income	$22,557	$18,580
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,677	7,741
Amortization of discounts, fees and deferred financing costs	797	715
Stock-based compensation	386	283
Excess tax benefit for stock options exercised, net	(15)	—
Deferred taxes	67	1,815
Non-cash charge related to interest rate swap	623	400
Non-cash rent charges	512	67
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,088	(5,243)
Inventories	(1,224)	138
Prepaid expenses and other current assets	(152)	2,088
Other assets	(18)	(909)
Accounts payable	1,286	(1,002)
Accrued compensation and benefits	(1,008)	2,662
Accrued expenses and other liabilities	3,985	258
Cash provided by operating activities	36,561	27,593

Investing activities
Purchases of property, equipment and intangible assets	(16,396)	(10,997)
Cash paid for acquisitions	—	(600)
Cash used in investing activities	(16,396)	(11,597)

Financing activities
Proceeds from term loans	12,282	5,895
Payments on long-term debt	(7,462)	(4,175)
Payments on capital lease obligations	—	(5)
Excess tax benefit from stock option exercises	15	—
Payments of deferred offering costs	(467)
Common stock repurchases for tax withholdings of net settlement equity awards	—	(52)
Distributions to noncontrolling interests	(21,440)	(18,157)
Contributions from noncontrolling interests	1,884	1,350
Purchases of noncontrolling interests	—	(2,474)
Proceeds from sales of additional noncontrolling interests	—	250
Cash used in financing activities	(15,188)	(17,368)

Increase (Decrease) in cash	4,977	(1,372)
Cash at beginning of period	90,988	61,475
Cash at end of period	$95,965	$60,103

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$193	$393
Cash paid for interest	10,581	10,275
Supplemental Disclosure of Non-Cash Flow Information
Accrued offering costs	680	—

American Renal Associates Holdings, Inc.

Unaudited Supplemental Business Metrics

(dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
Dialysis Clinic Activity:	2016	2015	2015
Number of clinics (as of end of period)	194	192	177
Number of de novo clinics opened (during period)	2	4	1
Number of acquired clinics (during period)	—	1	1
Signed clinics (as of end of period)	35	32	22

Patients and Treatment Volume:
Patients (as of end of period)	13,420	13,151	11,982
Treatments	482,666	476,068	419,966
Number of treatment days	78	79	77
Treatments per day	6,188	6,026	5,454

Sources of treatment growth (year over year % change):
Non-acquired growth	14.4%	11.2%	9.4%
Acquired growth	0.5%	3.0%	4.7%
Total treatment growth	14.9%	14.2%	14.1%

Revenue:
Patient service operating revenues (in thousands)	$ 173,554	$ 175,386	$ 150,344
Patient service operating revenues per treatment	$ 359.57	$ 368.41	$ 357.99
Net patient service operating revenues (in thousands)	$ 172,131	$ 174,211	$ 149,323

Expenses:
Patient care costs
Amount (in thousands)	$ 105,455	$ 102,606	$ 92,130
As a % of net patient service operating revenues	61.3%	58.9%	61.7%
Per treatment	$ 218.48	$ 215.53	$ 219.37

General and administrative expenses
Amount (in thousands)	$ 21,499	$ 20,587	$ 17,203
As a % of net patient service operating revenues	12.5%	11.8%	11.5%
Per treatment	$ 44.54	$ 43.24	$ 40.96

Provision for uncollectible accounts
Amount (in thousands)	$ 1,423	$ 1,175	$ 1,021
As a % of net patient service operating revenues	0.8%	0.7%	0.7%
Per treatment	$ 2.95	$ 2.47	$ 2.43

Accounts receivable DSO (days)	40	40	46

Adjusted EBITDA*
Adjusted EBITDA including noncontrolling interests (in thousands)	$ 46,020	$ 52,012	$ 40,731
Adjusted EBITDA - NCI (in thousands)	$ 27,219	$ 31,134	$ 25,027

Clinical (quarterly averages):
Dialysis adequacy - % of patients with Kt/V > 1.2	98%	98%	98%
Vascular access - % catheter in use > 90 days	11%	11%	11%

* See reconciliation of Non-GAAP Financial Measures.

American Renal Associates Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures:

(Unaudited)

(dollars in thousands)

We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before income taxes, interest expense, depreciation and amortization, as adjusted for stock-based compensation, loss on early extinguishment of debt, transaction-related costs, income tax receivable agreement income and expense, and management fees. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and understanding our operating performance in a manner similar to management. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of decisions that are outside the operational control of management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and you should not consider these items in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI

•	do not include stock-based compensation expense;
•	do not include transaction-related costs;
•

do not include depreciation and amortization—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	do not include interest expense—as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;
•	do not include income tax receivable agreement income and expense;
•	do not include certain income tax payments that represent a reduction in cash available to us; and
•	do not reflect changes in, or cash requirements for, our working capital needs.

In addition, Adjusted EBITDA is not adjusted for the portion of earnings that we distribute to our joint venture partners.

You should not consider Adjusted EBITDA and Adjusted EBITDA-NCI as alternatives to income from operations or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as alternatives to cash provided by operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. This presentation of Adjusted EBITDA and Adjusted EBITDA-NCI may not be directly comparable to similarly titled measures of other companies, since not all companies use identical calculations.

We use Adjusted cash provided by operating activities less distributions to NCI because it is a useful measure to evaluate the cash flow that is available to the Company for investment in property, plant and equipment, debt service, growth and other general corporate purposes. “Adjusted cash provided by operating activities less distributions to noncontrolling interests” is defined as cash provided by operating activities plus transaction-related expenses less distributions to noncontrolling interests.

We use Adjusted owned net debt because it is a useful metric to evaluate the Company’s pro rata share of our interests in the cash on our balance sheet and the pro rata share of the debt guaranteed by the Company. “Adjusted owned net debt” is defined as Debt (other than clinic-level debt) plus Clinic-level debt guaranteed by American Renal Associates Holdings, Inc. less Cash (other than clinic-level cash) less the Company’s pro rata interest in Clinic-level cash.  “Owned Net Leverage” is defined as the ratio of Owned Net Debt to our trailing twelve months Adjusted EBITDA less NCI.

The following table presents the reconciliation from net income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

Reconciliation of Net income to	Three Months Ended			LTM (1) as of
Adjusted EBITDA:	March 31,	December 31,	March 31,	March 31,
	2016	2015	2015	2016
Net income	$ 22,557	$ 27,720	$ 18,580	$ 97,054
Interest expense, net	12,258	10,761	11,462	46,196
Income tax expense	2,661	3,552	2,207	12,827
Depreciation and amortization	7,677	9,004	7,741	31,782
Transaction-related costs	24	(19)	-	2,110
Stock-based compensation	386	399	306	1,531
Management fee	457	595	435	1,844
Adjusted EBITDA (including noncontrolling interests)	$ 46,020	$ 52,012	$ 40,731	$ 193,344
Less: Net income attributable to noncontrolling interests	(18,801)	(20,878)	(15,704)	(77,329)
Adjusted EBTIDA-NCI	$ 27,219	$ 31,134	$ 25,027	$ 116,015

American Renal Associates Holdings, Inc.

Unaudited Supplemental Cash Flow

(dollars in thousands)

	Three Months Ended
	Ended March 31,
	2016	2015
Cash provided by operating activities	$ 36,561	$ 27,593
Plus:
Transaction-related costs (2)	24	—
Adjusted cash provided by operating activities	36,585	27,593
Distributions to noncontrolling interests	(21,440)	(18,157)
Adjusted cash provided by operating activities less distributions to NCI	15,145	9,436

Capital expenditure breakdown:
Routine and maintenance capital expenditures	$ 2,858	$ 1,932
Development capital expenditures	13,538	9,065
Total capital expenditures	$ 16,396	$ 10,997

Note:

(1) Last twelve months ("LTM") is the period beginning April 1, 2015 through March 31, 2016

(2) Transaction-related costs include IPO related costs.

American Renal Associates Holdings, Inc.

Unaudited Supplemental Balance Sheet

(dollars in thousands)

Proforma
	As of March 31, 2016		As of March 31, 2016
	Total ARA	ARA "Owned"	Total ARA	ARA "Owned"
Cash (other than clinic-level cash)	$ 39,449	$ 39,449	$ 3,798	$ 3,798
Clinic-level cash	56,516	28,587	56,516	28,587
Total cash	$ 95,965	$ 68,036	$ 60,314	$ 32,385

Debt (other than clinic-level debt)	$ 619,202	$ 619,202	$ 440,643	$ 440,643
Clinic-level debt	78,353	38,318	104,488	52,158
Unamortized debt discounts and fees	(9,015)	(9,015)	(4,220)	(4,220)
Total debt	$ 688,540	$ 648,505	$ 540,911	$ 488,581

Net debt (total debt - total cash)		$ 580,469		$ 456,196
Adjusted EBITDA less NCI, LTM		$ 116,015		$ 116,015
Leverage ratio (1)		5.0x		3.9x

Note:

(1) Leverage ratio calculated as follows: Net debt divided by Adjusted EBITDA less NCI, last twelve months.

American Renal Associates Holdings, Inc. Contact:

Darren Lehrich, SVP Strategy & Investor Relations

Telephone: (978)-922-3080 x134; Email: dlehrich@americanrenal.com